To Her Honour,

The Honourable Myra A. Freeman
Lieutenant Governor of Nova Scotia

May It Please Your Honour -

The undersigned has the honour to submit the Public Accounts of the Province of Nova Scotia for the fiscal year ended March 31, 2002.

Neil J. LeBlanc
Minister of Finance

Office of the Minister
Halifax, Nova Scotia

Province of Nova Scotia

Public Accounts

The Honourable Neil J. LeBlanc
Minister of Finance
Halifax, Nova Scotia

Sir:

In accordance with Section 9(1) of the Provincial Finance Act, I have the Honour to submit the Public Accounts of the Province of Nova Scotia for the Fiscal year ended March 31, 2002.

Respectfully submitted,

W.D. Hogg, CA
Deputy Minister of Finance

Office of the Deputy Minister
Halifax, Nova Scotia

Province of Nova Scotia

Public Accounts

Statement 1 Consolidated Statement of Financial Position
Statement 2 Consolidated Statement of Operations
Statement 3 Consolidated Statement of Net Direct Debt
Statement 4 Consolidated Statement of Cash Flow
Statement 5 Consolidated Statement of Tangible Capital Assets
Schedule 1 Schedules to the Consolidated Financial Statements
Schedule 2 Schedules to the Consolidated Financial Statements
Schedule 3 Schedules to the Consolidated Financial Statements
Schedule 4 Schedules to the Consolidated Financial Statements
Schedule 5 Schedules to the Consolidated Financial Statements
Schedule 6 Schedules to the Consolidated Financial Statements
Schedule 7 Schedules to the Consolidated Financial Statements
Schedule 8
Notes to the Consolidated Financial Statements
PROVINCE OF NOVA SCOTIA DESCRIPTION
PUBLIC ACCOUNTS FOR FISCAL YEAR 2001-2002

Province of Nova Scotia

Public Accounts — Volume 1
for the fiscal year ended March 31, 2002

Consolidated Financial Statements
Statement of Responsibility	4
Auditor’s Report	5
Statement 1 — Consolidated Statement of Financial Position	6
Statement 2 — Consolidated Statement of Operations	7
Statement 3 — Consolidated Statement of Net Direct Debt	8
Statement 4 — Consolidated Statement of Cash Flow	9
Statement 5 — Consolidated Statement of Tangible Capital Assets	10

Schedule 1 — Revenue	11
Schedule 2 — Expenses	12
Schedule 3 — Loans and Investments	15
Schedule 4 — Unmatured Debt	16
Schedule 5 — Gross Long-term Debt	18
Schedule 6 — Direct Guarantees	20
Schedule 7 — Government Business Enterprises	21
Schedule 8 — Reporting Entity	24
Notes to the Consolidated Financial Statements	26

Financial Highlights
Message from the Minister	A3
Selected Financial Highlights	A5
Revenues — Consolidated Fund	A7
Program Spending — Consolidated Fund	A11
Tangible Capital Assets — Consolidated Fund	A15
Analysis of Appropriations Relative to the Appropriations Act, 2001	A17
Debt Review — Consolidated Fund	A19
Economic Information	A23

Province of Nova Scotia

Public Accounts

Province of Nova Scotia

Statement of Responsibility for the
Consolidated Financial Statements of the
Province of Nova Scotia

Responsibility for the integrity and objectivity of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared by the Controller in accordance with the government’s stated accounting policies.

The stated accounting policies reflect the accounting principles recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA accounting standards or pronouncements.

The consolidated financial statements include a Statement of Financial Position, a Statement of Operations, a Statement of Net Direct Debt, a Statement of Cash Flow and a Statement of Tangible Capital Assets. Together, they present fairly, in all material respects, the financial position and the results of operations for the year then ended.

The government maintains a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded and financial records are properly maintained.

The Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Province of Nova Scotia

Public Accounts

Office of the Auditor General

AUDITOR’S REPORT

To the Members of the Legislative
Assembly of Nova Scotia

I have audited the consolidated statements of financial position and tangible capital assets of the Province of Nova Scotia as at March 31, 2002 and the consolidated statements of operations, net direct debt and cash flow for the year then ended. These statements are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these consolidated financial statements present fairly, in all material respects, the financial position and tangible capital assets of the Province of Nova Scotia as at March 31, 2002 and the results of its operations, changes in net direct debt and cash flow for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

E. Roy Salmon, FCA
Auditor General

Halifax, Nova Scotia
October 18, 2002

Province of Nova Scotia

Public Accounts

Statement 1

Consolidated Statement of Financial Position
as at March 31, 2002
($ thousands)

	2002	2001

		(as restated)
Financial Assets
Cash and Short-term Investments (Note 4)	$1,277,307	$420,455
Accounts Receivable and Advances	490,426	1,054,596
Inventory	1,154	954
Loans and Investments (Schedule 3)	896,333	911,803

	2,665,220	2,387,808

Liabilities
Bank Advances and Short-term Borrowings	229,317	1,215,839
Accounts Payable and Accrued Liabilities	1,013,742	1,028,368
Deferred Revenue	61,702	47,941
Accrued Interest	275,409	270,976
Unmatured Debt of Government Service Organizations (Schedule 4)	12,211,270	10,680,372
Unamortized Foreign Exchange Translation Losses and Discounts	(521,698)	(565,835)
Pension, Retirement and Other Obligations (Note 6)	928,365	1,042,071
Deficiency in Government Business Enterprises (Schedule 7)	29,027	34,695
Deficiency in Discontinued Government Business Enterprises (Schedule 7)	(863)	3,465

	14,226,271	13,757,892

Net Direct Debt	(11,561,051)	(11,370,084)
Tangible Capital Assets	2,810,659	2,673,920

Accumulated Deficits	$(8,750,392)	$(8,696,164)

Trust Funds under Administration (Note 7)	$7,406,469	$7,474,925

Prior Period Adjustment (Note 2)
Contingencies and Commitments (Note 12)
Subsequent Events (Note 13)
Comparative Figures (Note 14)

The accompanying schedules and notes are an integral part of these Consolidated Financial Statements.

Province of Nova Scotia

Public Accounts

Statement 2

Consolidated Statement of Operations
for the fiscal year ended March 31, 2002
($ thousands)

	2002	2001

		(as restated)
Revenue (Schedule 1)
Provincial Sources	$2,898,192	$2,734,658
Federal Sources	1,935,794	1,965,075
Prior Years’ Adjustments — Federal/Provincial Fiscal Arrangements	130,174	99,914
Federal Tax Collection Agreement Error (Note 5)	(35,000)
Other	517,292	508,703
Sinking Fund and Public Debt Retirement Fund Earnings	192,293	206,639

Total Revenue	5,638,745	5,514,989

Net Expenses (Schedule 2)
Agriculture and Fisheries	43,955	40,184
Community Services	654,019	615,790
Economic Development	87,545	83,162
Education	1,123,262	1,101,964
Assistance to Universities	201,732	203,489
Environment and Labour	56,077	52,128
Finance	13,018	8,704
Health	2,079,020	1,911,182
Justice	87,665	87,532
Natural Resources	53,911	54,499
Public Service	77,107	96,526
Service Nova Scotia and Municipal Relations	99,198	111,556
Tourism and Culture	41,956	38,786
Transportation and Public Works	234,290	220,627
Restructuring Costs	65,396	73,378
Pension Valuation Adjustment	(69,302)	(77,663)
Loss on Disposal of Crown Assets	4,938	321
Debt Servicing Costs (Note 10)	1,179,076	1,172,250

Total Net Expenses	6,032,863	5,794,415

Deficit from Government Service Organizations, on an Expense Basis	(394,118)	(279,426)
Net Income from Government Business Enterprises (Schedule 7)	308,898	296,993
Net Income (Loss) from Discontinued Government Business Enterprises (Schedule 7)	—	(50,885)

Deficit before Unusual Items, on an Expense Basis	(85,220)	(33,318)

Unusual Items (Note 3)	30,992	179,825

Provincial Surplus (Deficit), on an Expense Basis	$(54,228)	$146,507

The accompanying schedules and notes are an integral part of these Consolidated Financial Statements.

Province of Nova Scotia	Public Accounts

Statement 3

Consolidated Statement of Net Direct Debt
for the fiscal year ended March 31, 2002
($ thousands)

	2002	2001

		(as restated)
Net Direct Debt — as Originally Reported	$(11,370,084)	$(11,230,685)
Prior Period Adjustment (Note 2)	—	(23,643)

Net Direct Debt — Beginning of Year	(11,370,084)	(11,254,328)

Changes in the Year
Provincial Surplus (Deficit), on an Expense Basis	(54,228)	146,507
Increase in Net Book Value of Tangible Capital Assets	(136,739)	(262,263)

Total Changes in the Year	(190,967)	(115,756)

Net Direct Debt — End of Year	$(11,561,051)	$(11,370,084)

The accompanying schedules and notes are an integral part of these Consolidated Financial Statements.

Province of Nova Scotia	Public Accounts

Statement 4

Consolidated Statement of Cash Flow
for the fiscal year ended March 31, 2002
($ thousands)

	2002	2001

		(as restated)
Cash Inflows (Outflows) from the following activities:
Operations:
Provincial Surplus (Deficit), on an Expense Basis	$(54,228)	$146,507
Sinking Fund and Public Debt Retirement Fund Earnings	(192,293)	(206,639)
Foreign Exchange Amortization	(6,237)	(9,416)
Amortization of Tangible Capital Assets	177,390	157,980
Net Income from Government Business Enterprises	(308,898)	(246,108)
Net Change in Other Items (Note 11)	(532,780)	369,942

	(917,046)	212,266

Investing:
Repayment of Loans	167,599	188,752
Advances and Investing	(152,128)	(144,723)
Acquisition of Tangible Capital Assets	(327,054)	(427,197)
Disposal of Tangible Capital Assets — NBV	12,925	6,954
Net Advances from Government Business Enterprises	298,902	(307,600)

	244	(683,814)

Financing:
Debentures Issued	2,657,686	1,248,826
Capital Leases	76,598	237,064
Foreign Currency Swaps and Adjustments	58,044	115,361
Sinking Fund Instalments	(286,654)	(266,511)
Proceeds from Sinking Funds for Debt Repayment	510,732	138,532
Repayment of Debentures and Other Long-term Obligations	(1,242,752)	(1,026,646)

	1,773,654	446,626

Cash Inflows (Outflows)	856,852	(24,922)
Cash Position, Beginning of Year	420,455	445,377

Cash Position, End of Year	$1,277,307	$420,455

Cash Position Represented by:
Cash and Short-term Investments	$1,277,307	$420,455

The accompanying schedules and notes are an integral part of these Consolidated Financial Statements.

Province of Nova Scotia	Public Accounts

Statement 5

Consolidated Statement of Tangible Capital Assets
as at March 31, 2002
($ thousands)

	2002

		Buildings	Machinery
		and Land	Computers
		Improve-	and
	Land	-ments	Equipment	Ferries	Vehicles

Cost of Tangible Capital Assets
Opening Cost	$501,738	$1,757,208	$575,075	$9,241	$30,701
Additions	8,429	124,087	55,023	—	6,171
Annual Adjustment to Social Housing	—	—	—	—	—
Disposals	(7,999)	(117)	(16,031)	—	(437)

Closing Cost	502,168	1,881,178	614,067	9,241	36,435
Accumulated Amortization
Opening Accumulated Amortization	—	(751,197)	(374,697)	(8,402)	(18,527)
Disposals	—	(27)	13,378	—	398
Amortization Expense	—	(41,257)	(58,978)	(168)	(4,921)

Closing Accumulated Amortization	—	(792,481)	(420,297)	(8,570)	(23,050)

Net Book Value	$502,168	$1,088,697	$193,770	$671	$13,385

Opening Balance	$501,738	$1,006,011	$200,378	$839	$12,174
Closing Balance	502,168	1,088,697	193,770	671	13,385

Increase (Decrease) in Net Book Value	$430	$82,686	$(6,608)	$(168)	$1,211

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2002				2001
					(as restated)
		Roads,
		Bridges
	Capital	and	Social
	Leases	Highways	Housing	Total	Total

Cost of Tangible Capital Assets
Opening Cost	$441,020	$303,085	$397,225	$4,015,293	$3,623,435
Additions	83,100	50,244	—	327,054	427,197
Annual Adjustment to Social Housing	—	—	(9,007)	(9,007)	(8,502)
Disposals	(4,484)	—	(2,052)	(31,120)	(26,837)

Closing Cost	519,636	353,329	386,166	4,302,220	4,015,293
Accumulated Amortization
Opening Accumulated Amortization	(44,252)	(144,298)	—	(1,341,373)	(1,211,778)
Disposals	4,446	—	—	18,195	19,883
Amortization Expense	(29,493)	(33,566)	—	(168,383)	(149,478)

Closing Accumulated Amortization	(69,299)	(177,864)	—	(1,491,561)	(1,341,373)

Net Book Value	$450,337	$175,465	$386,166	$2,810,659	$2,673,920

Opening Balance	$396,768	$158,787	$397,225	$2,673,920	$2,411,657
Closing Balance	450,337	175,465	386,166	2,810,659	2,673,920

Increase (Decrease) in Net Book Value	$53,569	$16,678	$(11,059)	$136,739	$262,263

Amortization is calculated on a declining balance basis for assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: buildings (5%); machinery, computers & equipment (20%-50%); ferries (20%); vehicles (30%); and roads, bridges & highways (5-30%). Capital leases are amortized on a straight-line basis over the length of each lease.

Amortization is generally calculated on a straight-line basis for assets of entities consolidated with the Consolidated Fund. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) & land improvements (2-50 yrs); machinery, computers & equipment (3-20 yrs); and vehicles (3 yrs). Capital leases are amortized on a straight-line basis generally over a 5 to 20 year term.

Social Housing Assets relate to the Housing Development Corporation. This entity does not track accumulated amortization separately so the closing cost of these assets is the net carrying value of the assets. Social Housing assets are amortized using the sinking fund method.

Included in the closing cost of the various classes as of March 31, 2002, are costs for assets under construction which have not started to be amortized. These costs ($ thousands) are buildings — $69,466; machinery, computers & equipment — $8,177; vehicles — $56; capital leases — $1,589; and roads, bridges & highways — $16,810.

Province of Nova Scotia	Public Accounts

Schedule 1

Schedules to the Consolidated Financial Statements

Revenue
for the fiscal year ended March 31, 2002
($ thousands)

	2002	2001

		(as restated)
Provincial Sources
Income Taxes	$1,468,920	$1,397,904
Sales Taxes	1,194,329	1,111,646
Other Provincial Revenue	234,943	225,108

	2,898,192	2,734,658

Federal Sources
Equalization Payments	1,321,100	1,395,500
Canada Health and Social Transfer	553,375	526,054
Other Federal Payments	61,319	43,521

	1,935,794	1,965,075

Prior Years’ Adjustments — Federal/Provincial Fiscal Arrangements
Provincial Sources	83,281	78,156
Federal Sources	46,893	21,758

	130,174	99,914

Federal Tax Collection Agreement Error (Note 8)	(35,000)	—
Other Revenue	517,292	508,703
Sinking Fund and Public Debt Retirement Fund Earnings	192,293	206,639

Total Revenue	$5,638,745	$5,514,989

Province of Nova Scotia	Public Accounts

Schedule 2

Schedules to the Consolidated Financial Statements

Net Expenses
for the fiscal year ended March 31, 2002
($ thousands)

	2002	2001

		(as restated)
Agriculture and Fisheries	$43,955	$40,184
Community Services
Department of Community Services	593,230	602,065
Nova Scotia Housing Development Corporation	60,789	13,725

	654,019	615,790

Economic Development
Department of Economic Development	42,568	60,884
Nova Scotia Business Incorporated	23,140
Nova Scotia Film Development Corporation	2,864	2,822
Nova Scotia Innovation Corporation	5,776	7,189
Trade Centre Limited	11,352	10,794
Waterfront Development Corporation Limited	1,845	1,473

	87,545	83,162

Education
Department of Education	190,282	192,308
Annapolis Valley Regional School Board	90,567	88,963
Cape Breton Victoria Regional School Board	112,548	111,348
Chignecto-Central Regional School Board	137,926	133,860
College de l’Acadie	4,395	5,031
Conseil Scolaire Acadien Provincial	29,690	27,630
Halifax Regional School Board	294,287	287,336
Nova Scotia Community College	104,512	99,577
Southwest Regional School Board	94,836	93,137
Strait Regional School Board	64,219	62,774

	1,123,262	1,101,964

Assistance to Universities	201,732	203,489
Environment and Labour
Department of Environment and Labour	25,075	21,370
Resource Recovery Fund Board Incorporated	31,002	30,758

	56,077	52,128

Finance
Department of Finance	12,389	8,704
Nova Scotia Government Fund Limited	629	—

	13,018	8,704

Province of Nova Scotia	Public Accounts

Schedule 2

Schedules to the Consolidated Financial Statements

Net Expenses (continued)
for the fiscal year ended March 31, 2002
($ thousands)

	2002	2001

		(as restated)
Health
Department of Health	787,724	715,274
Annapolis Valley District Health Authority	66,921	16,713
Cape Breton District Health Authority	167,865	43,517
Cape Breton Healthcare Complex	—	104,270
Capital District Health Authority	511,692	511,521
Colchester East Hants District Health Authority	38,705	9,955
Cumberland Health Authority	30,684	7,600
Eastern Regional Health Board	—	43,742
Guysborough Antigonish-Strait Health Authority	41,393	9,815
Insured Prescription Drug Plan	113,271	104,160
Izaak Walton Killam Health Centre	123,877	116,392
Northern Regional Health Board	—	78,057
Nova Scotia Gaming Foundation	657	—
Nova Scotia Health Research Foundation	5,274	—
Pictou County District Health Authority	40,578	10,287
Provincial Drug Distribution Program	51,276	—
South Shore District Health Authority	44,663	10,932
South West Nova District Health Authority	54,440	14,048
Western Regional Health Board	—	114,899

	2,079,020	1,911,182

Justice
Department of Justice	74,314	87,532
Nova Scotia Legal Aid Commission	13,351	—

	87,665	87,532

Natural Resources	53,911	54,499
Public Service	77,107	96,526
Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	98,475	110,903
Nova Scotia Municipal Finance Corporation	723	653

	99,198	111,556

Tourism and Culture
Department of Tourism and Culture	38,763	38,786
Art Gallery of Nova Scotia	3,193	—

	41,956	38,786

Transportation and Public Works	234,290	220,627
Restructuring Costs	65,396	73,378
Pension Valuation Adjustment	(69,302)	(77,663)
Loss on Disposal of Crown Assets	4,938	321

Province of Nova Scotia

Public Accounts

Schedule 2

Schedules to the Consolidated Financial Statements

Net Expenses (continued)
for the fiscal year ended March 31, 2002
($ thousands)

	2002	2001

		(as restated)
Debt Servicing Costs
Consolidated Fund	1,126,403	1,110,468
Annapolis Valley District Health Authority	327	—
Annapolis Valley Regional School Board	469	431
Cape Breton District Health Authority	639	162
Cape Breton Healthcare Complex	—	430
Cape Breton Victoria Regional School Board	249	224
Capital District Health Authority	1,716	1,671
Chignecto-Central Regional School Board	1,017	906
Colchester East Hants District Health Authority	129	31
Conseil Scolaire Acadien Provincial	121	108
Cumberland Health Authority	113	33
Eastern Regional Health Board	—	220
Guysborough Antigonish-Strait Health Authority	241	43
Halifax Regional School Board	3,002	2,783
Izaak Walton Killam Health Centre	397	399
Nova Scotia Government Fund Limited	307	—
Northern Regional Health Board	—	295
Nova Scotia Housing Development Corporation	30,610	31,280
Nova Scotia Innovation Corporation	—	129
Nova Scotia Legal Aid Commission	1	—
Nova Scotia Municipal Finance Corporation	11,721	20,547
Pictou County District Health Authority	170	34
South Shore District Health Authority	210	17
South West Nova District Health Authority	201	—
Southwest Regional School Board	333	291
Strait Regional School Board	279	255
Waterfront Development Corporation Limited	421	805
Western Regional Health Board	—	688

	1,179,076	1,172,250

Total Net Expenses	$6,032,863	$5,794,415

Province of Nova Scotia

Public Accounts

Schedule 3

Schedules to the Consolidated Financial Statements

Loans and Investments
as at March 31, 2002
($ thousands)

	Loans and		Net

	Investments	Provisions	2002	2001

				(as restated)
Loans of the Consolidated Fund:
Agriculture and Rural Credit Act	$172,782	$8,058	$164,724	$164,446
Business Development Corporation Act	—	—	—	120,947
Fisheries Development Act	60,830	1,167	59,663	51,493
Housing Development Act	36,856	18,616	18,240	22,133
Industrial Development Act	76,436	49,753	26,683	31,383
Venture Corporations Act	2,086	2,086	—	230
Loans to Municipalities:
Funds provided by Government of Canada	64	—	64	137
Municipal Loan and Building Fund Act	1,209	—	1,209	1,417
Special Reserve Fund — Municipal Loan and Building Fund	6	—	6	8
Miscellaneous	709	—	709	709

	350,978	79,680	271,298	392,903

Investments of the Consolidated Fund:
Business Development Corporation Act	—	—	—	10,671
Housing Development Act	6,549	3,069	3,480	2,137
Industrial Development Act	16,044	8,765	7,279	8,056

	22,593	11,834	10,759	20,864

Loans of Government Service Organizations:
Nova Scotia Business Incorporated	165,056	45,152	119,904	—
Nova Scotia Innovation Corporation	494	—	494	403
Nova Scotia Municipal Finance Corporation	462,271	—	462,271	474,058
Other Government Service Organizations	74	—	74	112

	627,895	45,152	582,743	474,573

Investments of Government Service Organizations:
Art Gallery of Nova Scotia	2,506	—	2,506	—
Insured Prescription Drug Plan	8,494	—	8,494	10,979
Nova Scotia Business Incorporated	13,668	4,775	8,893	—
Nova Scotia Innovation Corporation	10,763	—	10,763	11,606
Other Government Service Organizations	877	—	877	878

	36,308	4,775	31,533	23,463

Total Loans and Investments	$1,037,774	$141,441	$896,333	$911,803

Provision for possible guarantee payouts are included in the Provisions as follows ($000):

Industrial Development Act $5,259, Housing Development Act $11,423 and Nova Scotia Business Incorporated $3,509.

Province of Nova Scotia

Public Accounts

Schedule 4

Schedules to the Consolidated Financial Statements

Unmatured Debt
as at March 31, 2002
($ thousands)

	2002			2001

		Sinking
		Funds and
	Gross	Defeasance	Net	Net
	Debt	Assets	Debt	Debt

Government Service Organizations
Consolidated Fund	$14,758,449	$3,037,583	$11,720,866	$10,164,427
Nova Scotia Government Fund Limited	21,500	—	21,500	—
Nova Scotia Housing Development Corporation	328,054	—	328,054	337,441
Nova Scotia Municipal Finance Corporation	131,426	—	131,426	166,616
Nova Scotia Power Finance Corporation	1,178,050	1,178,050	—	—
Waterfront Development Corporation Limited	8,400	—	8,400	10,100
Other	1,024	—	1,024	1,788

Unmatured Debt of Government Service Organizations	16,426,903	4,215,633	12,211,270	10,680,372

Government Business Enterprises
Halifax-Dartmouth Bridge Commission	123,000	13,600	109,400	114,799
Highway 104 Western Alignment Corporation	81,408	—	81,408	80,780
Nova Scotia Gaming Corporation	90,139	—	90,139	94,947
Nova Scotia Liquor Corporation	8,160	—	8,160	8,528

Unmatured Debt of Government Business Enterprises	302,707	13,600	289,107	299,054

Total Unmatured Debt	$16,729,610	$4,229,233	$12,500,377	$10,979,426

Notes:

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.

The current and long-term portions of unmatured debt of Government Service Organizations are shown on the Consolidated Statement of Financial Position with reference to this schedule. Debt of Government Business Enterprises is reflected in the Deficiency in Government Business Enterprises and in further detail in Schedule 7.

As at March 31, 2002, the Consolidated Fund held Sinking Funds and Public Debt Retirement Funds of $3,037.6 million. These funds were comprised of $2,094.5 million in Canadian assets and $943.1 million in US assets (US $602.9 million converted to CDN$ based on the underlying securities’ effective foreign exchange rates). Total market value of both funds is $3,217.7 million at year end. During the year, contributions were $291.2 million, total earnings were $192.3 million and redemptions were $513.3 million.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts are included as part of the value of the sinking funds. As at March 31, 2002, the unamortized net premium was $121.1 million.

Province of Nova Scotia

Public Accounts

Schedule 4

Schedules to the Consolidated Financial Statements

Unmatured Debt (continued)
as at March 31, 2002
($ thousands)

Assets consist primarily of debentures of the Provinces and Government of Canada with fixed interest rates ranging from 4.875% to 13.5% for Canadian funds and 6.375% to 9.5% for US funds. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over a 20 year period unless the term of the issue is longer. At year end, the Province held $1,126.2 million worth of its own debentures (gross value of $1,173.1 million) in Sinking Funds and Public Debt Retirement Funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other Provincial Governments and utilities, Federal US bonds, coupons or residuals. The debt is shown net of defeasance assets on the Statement of Financial Position.

Future payments are as follows:

				Government
				Business
	Government Service Organizations			Enterprises	Total

	Net Principal	Sinking Fund	Total Cash
	Repayments	Requirements	Commitment

2003	$1,024,363	$238,905	$1,263,268	$37,720	$1,300,988
2004	1,004,354	223,835	1,228,189	21,677	1,249,866
2005	858,317	201,134	1,059,451	21,777	1,081,228
2006	1,071,940	180,431	1,252,371	20,342	1,272,713
2007	596,671	141,021	737,692	20,958	758,650
2008 & thereafter	5,520,729	1,149,570	6,670,299	166,633	6,836,932

	$10,076,374	$2,134,896	$12,211,270	$289,107	$12,500,377

Net principal repayments is comprised of the principal amount due less available sinking funds to retire the debenture. Total cash commitment represents the aggregate amount of payments estimated to be required to meet sinking fund or retirement provisions of the debt.

Province of Nova Scotia

Public Accounts

Schedule 5

Schedules to the Consolidated Financial Statements

Gross Long-term Debt
as at March 31, 2002
($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates

Government Service Organizations:
		Debentures
Consolidated Fund
Consolidated Fund (CDN $)		$10,327,950	2002 to 2031	5.1% to 14.67%
Consolidated Fund (US $2,104,343)	1.5935	3,343,709	2002 to 2022	7.25% to 9.5%
Consolidated Fund (Yen 50,000,000)	0.0120	600,800	2004 to 2014	4.9% to 5.5%
Consolidated Fund (UK £35)	2.2693	79	2011 to 2019	11.75 to 16.75%
Nova Scotia Municipal
Finance Corporation		131,426	2002 to 2015	1.00% to 12.5%
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$300,000)	1.5935	478,050	2021	9.4%

Total — Debentures		15,582,014

		Loans
Consolidated Fund — Other Debt		890	2011	8.375%
Nova Scotia Government Fund Limited		21,500	2002 to 2007	1%
Nova Scotia Housing Development Corporation		328,054	2002 to 2034	4.0% to 21.5%
Waterfront Development Corporation Limited		8,400	Demand loan	bank prime less 0.95%

Total — Loans		358,844

		Capital Leases
Consolidated Fund		485,021	2003 to 2027	5.4% to 11%
Other		1,024	2003 to 2006	0% to 12.5%

Total — Capital Leases		486,045

Total — Long-term Debt of Government Service Organizations		$16,426,903

Government Business Enterprises:
		Debentures
Halifax-Dartmouth Bridge Commission		100,000	2007	5.95%
Highway 104 Western Alignment Corporation		81,408	2011 to 2026	10.13% to 10.76%

Province of Nova Scotia

Public Accounts

Schedule 5

Schedules to the Consolidated Financial Statements

Gross Long-term Debt (continued)
as at March 31, 2002
($ thousands)

	CDN $	Maturity
	Amount	Dates	Interest Rates
	Loans
Halifax-Dartmouth Bridge Commission	23,000	2007	floating (line of credit)
	Capital
	Leases
Nova Scotia Gaming Corporation	90,139		12%
Nova Scotia Liquor Corporation	8,160	2012	13.8%

Total — Long-term Debt of Government Business Enterprises	302,707

Total Gross Long-term Debt	$16,729,610

Call, Redemption and Other Features:

Consolidated Fund
Canadian debentures include the following redeemable issues:

•	$1,173 million in CPP debentures which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada;

•	$150 million, redeemable in whole or in part, on 30 days notice on July 3, 2005, or on any interest payment date thereafter, at the option of the Province;

•	$150 million, redeemable in whole or in part, on 30 days notice on December 12, 2005, or on any interest payment date thereafter, at the option of the Province; and

•	$175 million in promissory notes, redeemable in whole but not in part, on the initial redemption date and on each redemption date thereafter, on 10 days notice, at the option of the Province.

Japanese Yen debentures include 15,000 million yen, redeemable in whole but not in part, on not less than 30 days notice nor more than 60 days notice on August 25, 2004 or on August 25, 2009.

The interest rates shown for the Canadian and US debentures reflect the fixed rates only. There are debentures which have floating and step-up rates. Floating interest rates are adjusted on either a monthly or quarterly basis. Step-up rates are adjusted per the individual promissory note step-up schedules.

Nova Scotia Housing Development Corporation
Mortgages and notes payable are secured by an assignment of mortgages receivable and investments in social housing.

Highway 104 Western Alignment Corporation
In relation to its senior toll bonds, the Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account. In relation to its junior toll bonds, the Corporation has assigned a second charge security interest in all security pledged to the senior toll revenue bondholders.

Halifax-Dartmouth Bridge Commission
The Commission’s toll bonds are secured by an assignment of revenues of the Commission; subject to the prior payment of operating, maintenance and administrative expenses, and the maintenance of certain reserve funds by the Commission.
Province of Nova Scotia	Public Accounts

Schedule 6

Schedules to the Consolidated Financial Statements

Direct Guarantees
as at March 31, 2002
($ thousands)

	Authorized	Utilized

	2002	2002	2001
Bank Loans:
Nova Scotia Business Development Corporation	$—	$—	$10,175
Nova Scotia Business Incorporated	6,079	6,079	—
Industrial Development Act	97,442	87,135	85,056
Nova Scotia Fisheries and Aquaculture Loan Board	2,980	2,837	3,278
Nova Scotia Innovation Corporation	115	115	115
Department of Education — Student Loan Program	51,824	51,824	33,257

Total — Bank Loan Guarantees	158,440	147,990	131,881

Promissory Notes:
Nova Scotia Resources Limited (US$250,000,000)	—	—	4,200
Nova Scotia Resources Limited to Canada-Nova Scotia Offshore Petroleum Board	17,500	17,500	17,500

Total — Promissory Note Guarantees	17,500	17,500	21,700

Mortgages:
Nova Scotia Housing Development Corporation Act	240,067	205,948	211,003
Provincial Finance Act	550	550	601

Total — Mortgage Guarantees	240,617	206,498	211,604

Other Guarantees:
Sysco Performance bonds (Includes US $ component 122,228)	543	543	9,719
Trade Centre Limited	3,000	3,000	3,000

Total — Other Guarantees	3,543	3,543	12,719

Total — Direct Guarantees	$420,100	$375,531	$377,904

Less: Provision for Guarantee Payout:
Industrial Development Act		(5,259)	(4,616)
Nova Scotia Business Development Corporation		—	(5,444)
Nova Scotia Business Incorporated		(3,509)	—
Department of Education — Student Loan Program		(16,000)	(12,000)
Nova Scotia Housing Development Act		(11,423)	(8,400)

		(36,191)	(30,460)

Net Direct Guarantees Not Provided for in these financial statements		$339,340	$347,444

TRADE CENTRE LIMITED

The Trade Centre Limited has entered into a contract in which it has guaranteed a minimum profit in the amount of $3.0 million to the Canadian Hockey Association in connection with the hosting of the World Junior Hockey Championship by the Halifax Metro Centre commencing in December, 2002.
Province of Nova Scotia	Public Accounts

Schedule 7

Schedules to the Consolidated Financial Statements

Government Business Enterprises
as at March 31, 2002
($ thousands)

	2002

	Halifax -	Highway 104
	Dartmouth	Western	Nova Scotia	Nova Scotia	Nova Scotia
	Bridge	Alignment	Gaming	Liquor	Resources
	Commission	Corporation	Corporation	Corporation	Limited*

Cash	$4,014	$483	$25,441	$10,733	$13,626
Accounts Receivable	185	202	—	2,457	1,000
Inventory	—	22	2,448	19,516	—
Fixed Assets	77,990	115,062	126,772	14,446	5,332
Other Assets	20,739	13,816	5,976	53	—

Total — Assets	102,928	129,585	160,637	47,205	19,958

Accounts Payable	1,290	485	781	39,045	6,763
Long-term Debt	123,000	81,408	90,139	8,160	—
Other Liabilities	3,519	51,838	69,717	—	11,832

Total — Liabilities	127,809	133,731	160,637	47,205	18,595

Equity (Deficit)	(24,881)	(4,146)	—	—	1,363

Total Liabilities Equity (Deficit)	102,928	129,585	160,637	47,205	19,958

Revenue	$23,144	$14,026	$468,941	$391,427	$230,491

Expenses	9,585	5,706	298,826	245,563	28,681
Debt Servicing Costs	7,895	8,316	10,743	2,006	(1,701)

Total — Expenses	17,480	14,022	309,569	247,569	26,980

Net Income (Loss)	$5,664	$4	$159,372	$143,858	$203,511

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2002				2001

	Nova Scotia		Sydney
	Resources	Sydney	Steel
	Limited	Steel	Corporation
	Adjustments	Corporation*	Adjustments	Total	Total

Cash	$—	$24,300	$(24,300)	$54,297	$47,178
Accounts Receivable	—	7,483	(7,483)	3,844	14,834
Inventory	—	4,399	(4,399)	21,986	19,329
Fixed Assets	—	1	(1)	339,602	325,489
Other Assets	—	—	—	40,584	33,448

Total — Assets	—	36,183	(36,183)	460,313	440,278

Accounts Payable	500	6,898	(6,898)	48,864	52,899
Long-term Debt	—	—	—	302,707	307,255
Other Liabilities	—	—	—	136,906	118,284

Total — Liabilities	500	6,898	(6,898)	488,477	478,438

Equity (Deficit)	(500)	29,285	(29,285)	(28,164)	(38,160)

Total Liabilities Equity (Deficit)	—	36,183	(36,183)	460,313	440,278

Revenue	$(230,491)	$3,009	$(3,009)	$897,538	$942,151

Expenses	(28,681)	174	(174)	559,680	590,222
Debt Servicing Costs	1,701	—	—	28,960	105,821

Total — Expenses	(26,980)	174	(174)	588,640	696,043

Net Income (Loss)	$(203,511)	$2,835	$(2,835)	$308,898	$246,108

* Note:	Nova Scotia Resources Limited was deemed a discontinued operation during fiscal year 2000-2001. Sydney Steel Corporation was deemed a discontinued operation during fiscal year 1999-2000.

Province of Nova Scotia

Public Accounts

Schedule 7

Schedules to the Consolidated Financial Statements

Government Business Enterprises (continued)
as at March 31, 2002

HALIFAX-DARTMOUTH BRIDGE COMMISSION

The Commission is incorporated by Special Statute of the Province of Nova Scotia. The purpose of the Commission is to construct, maintain and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity. The Commission’s fiscal year end is December 31. At March 31, 2002, the Commission owed $23 million to the Province’s Consolidated Fund for a revolving line of credit. The Commission records depreciation on bridge assets using the straight-line method and uses the declining balance method for all other assets. Included in other assets is a reserve fund in the amount of $15.0 million, $7.9 million of which is restricted for repayment of principal, interest and fees on Toll Revenue Bonds as established under the terms of the trust indenture.

HIGHWAY 104 WESTERN ALIGNMENT CORPORATION

The Corporation has been established to finance, design, construct, operate and maintain a 45 km stretch of highway between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Province of Nova Scotia retains ownership of the highway. The Corporation is granted the right to operate the highway and collect tolls for a 30 year period, pursuant to an agreement dated April 1, 1996, after which time the right will revert back to the Province. In addition, the Corporation has entered into an operating agreement with the Province, whereby compensation is based on the annual operating budget plus a variable fee. The Corporation’s fiscal year end is March 31. The Corporation records depreciation using the sinking fund method. Restricted assets, consisting of short-term investments in the amount of $12.8 million, are included in other assets. These reserve accounts were established in accordance with trust indenture agreements between the Corporation and bondholders.

The Province of Nova Scotia has contributed $55.0 million toward construction of highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program.

NOVA SCOTIA GAMING CORPORATION

The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Gaming Control Act of 1994-95. The purpose of the Corporation is to develop, undertake, organize, conduct and manage casinos and other lottery business on behalf of the Province. The Corporation’s fiscal year end is March 31.

The revenues of the Corporation are derived from two casinos located in Halifax and Sydney and the Atlantic Lottery Corporation. The net balance owing to the Province at March 31, 2002 was $14.0 million.

The Corporation is required to reimburse the Operator for approved development costs of the Halifax and Sydney casinos. The net present value of the remaining obligations for casinos is approximately $90.1 million.

Unclaimed prizes are retained by the Corporation in a prize fund for one year from the announced beginning date of the draw. At March 31, 2002, this amounted to $9.6 million.

Video Lottery Terminal (VLT) retailers in Nova Scotia have agreed, under the terms of their retailer agreements with the Atlantic Lottery Corporation Inc. to contribute 1% of their VLT commission to the Nova Scotia Gaming Foundation. The Corporation has agreed to contribute an amount equal to all contributions made by the VLT retailers.

The Corporation has agreed to an annual contribution of $1.0 million annually to the Department of Health to provide funds for programs related to problem gambling. The Corporation will provide up to $0.8 million in funds in fiscal 2002-2003 for the harness industry in Nova Scotia.

Province of Nova Scotia

Public Accounts

Schedule 7

Schedules to the Consolidated Financial Statements

Government Business Enterprises (continued)
as at March 31, 2002

NOVA SCOTIA LIQUOR CORPORATION

The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statues of Nova Scotia, 1989. The Corporation operates retail sales locations across the province. Its fiscal year end is March 31. The net balance owing to the Province at March 31, 2002 was $6.4 million.

NOVA SCOTIA RESOURCES LIMITED

The Company has significant discovery licenses and gross royalty on the Deep Panuke/Cohasset gas field. The carrying value of oil and gas properties is $5.3 million at December 31, 2001.

The Province has proceeded with its plan to sell the Company. In November 2000, the Company’s $796.4 million debt was fully assumed by the Province. Purchase and Sale Agreements were negotiated in February 2001 under which most of the oil and gas properties and related liabilities and commitments were sold as at December 1, 2000 with closing dates of June 15, 2001 and July 31, 2001. As a result, this schedule has been adjusted by provisions for the sale recorded by the Province for the discontinued operations of the Company. In December 2001, further assets were sold for gross proceeds of $22.5 million. The sale of NSRL shares for $4 million and other considerations is still pending at this financial statement date. See Notes 3 and 13 for further details.

SYDNEY STEEL CORPORATION

The Sydney Steel Corporation (Sysco), a Provincial Crown Corporation established by an Act of the Legislature, operated a steel mill at Sydney, Nova Scotia.

Sysco’s operations have been discontinued and work is underway to dismantle and sell the remaining assets. As such, Sysco’s Statement of Financial Position has been reported on a liquidation basis. This schedule has been adjusted to reflect provisions for closure recorded by the Province as at March 31, 2000. As at March 31, 2002, the remaining provision for closure of Sysco is $13.1 million which is offset by the $29.3 million expected value of Sysco’s remaining assets on liquidation. Further provisions have been established for environmental clean up of the Sysco plant and Tar Ponds sites with balances of $245.5 million and $53.5 million respectively as at March 31, 2002.

Province of Nova Scotia	Public Accounts

Schedule 8

Schedules to the Consolidated Financial Statements

Reporting Entity
as at March 31, 2002

Listed below are the government service organizations, government business enterprises, government partnership arrangements, and government business partnership arrangements that are included in the government reporting entity.

Government Service Organizations (Consolidation Method)
Annapolis Valley District Health Authority	Nova Scotia Gaming Foundation
Annapolis Valley Regional School Board	Nova Scotia Government Fund Limited
Art Gallery of Nova Scotia	Nova Scotia Harness Racing Incorporated
Cape Breton District Health Authority	Nova Scotia Health Research Foundation
Cape Breton Victoria Regional School Board	Nova Scotia Housing Development Corporation
Capital District Health Authority	Nova Scotia Innovation Corporation
Check Inns Limited	Nova Scotia Legal Aid Commission
Chignecto-Central Regional School Board	Nova Scotia Municipal Finance Corporation
Colchester East Hants District Health Authority	Nova Scotia Police Commission
College de l’Acadie	Nova Scotia Power Finance Corporation
Conseil Scolaire Acadien Provincial	Nova Scotia Primary Forest Products Marketing Board
Consolidated Fund (1)	Nova Scotia Utility and Review Board
Cumberland Health Authority	Pictou County District Health Authority
Fisheries and Aquaculture Development Fund	Provincial Community Pastures Board
Guysborough Antigonish-Strait Health Authority	Provincial Drug Distribution Program
Halifax Regional School Board	Public Archives
Industrial Expansion Fund	Resource Recovery Fund Board Incorporated
Insured Prescription Drug Plan Trust Fund	Rockingham Terminal Incorporated (inactive)
Izaak Walton Killam Health Centre	Sherbrooke Restoration Commission
Law Reform Commission	South Shore District Health Authority
Nova Scotia Arts Council	South West Nova District Health Authority
Nova Scotia Business Incorporated	Southwest Regional School Board
Nova Scotia Community College	Strait Regional School Board
Nova Scotia Crop and Livestock Insurance Commission	Sydney Environmental Resources Limited
Nova Scotia Farm Loan Board	Tidal Power Limited (inactive)
Nova Scotia Film Development Corporation	Trade Centre Limited
Nova Scotia Freedom of Information and Protection	Upper Clements Family Theme Park Limited
of Privacy Review Office	Waterfront Development Corporation Limited

(1)	-	Includes all departments and public service units of the Nova Scotia Provincial Government.

Province of Nova Scotia	Public Accounts

Schedule 8

Schedules to the Consolidated Financial Statements

Reporting Entity (continued)
as at March 31, 2002

Government Business Enterprises
(Modified Equity Method)

Halifax-Dartmouth Bridge Commission
Highway 104 Western Alignment Corporation
Nova Scotia Gaming Corporation (includes 25% interest in Atlantic Lottery
Corporation)
Nova Scotia Liquor Corporation
Nova Scotia Resources Limited (disposal in progress)
Sydney Steel Corporation (disposal in progress)

Government Partnership Arrangements
(Proportionate Consolidation Method)

Atlantic Provinces Special Education Authority (approximately 54% share)
Canadian Blood Services (approximately 4% share)
Council of Maritime Premiers (approximately 51% share)
Canada-Nova Scotia Offshore Petroleum Board (50% share)
National Sports Centre Atlantic (approximately 6% share)

Government Business Partnership Arrangements
(Proportionate Modified Equity Method)

Interprovincial Lottery Corporation (1 of 10 shares)

Province of Nova Scotia

Public Accounts

PROVINCE OF NOVA SCOTIA
Notes to the Consolidated Financial Statements
March 31, 2002

1.	FINANCIAL REPORTING AND ACCOUNTING POLICIES

These financial statements are prepared in accordance with Canadian generally accepted accounting principles for the public sector, which for purposes of the Province’s financial statements are represented by accounting recommendations of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA accounting standards or pronouncements.

These consolidated financial statements have been prepared using the following significant accounting policies:

a)	The Consolidated Reporting Entity

The consolidated reporting entity is comprised of the Consolidated Fund, Government Service Organizations, Government Business Enterprises, Government Partnership Arrangements and Government Business Partnership Arrangements. This represents the entities which are accountable for the administration of their financial affairs and resources either to a Minister of the government or directly to the House of Assembly and are owned or controlled by the government.

Trusts administered by the Province are excluded from the reporting entity and are disclosed separately on the Statement of Financial Position for information purposes only.

b)	Principles of Consolidation

The accounts of Government Service Organizations are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(c), with the exception of Tangible Capital Assets. Significant inter-organization accounts and transactions are eliminated.

A Government Business Enterprise is a self-sustaining organization which has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. Government Business Enterprises have been accounted for on the modified equity basis which does not require any accounting policy adjustments. Their deficits are included in these consolidated financial statements on the Statement of Financial Position. Their net income and net loss are shown as separate line items on the Statement of Operations.

A Government Partnership is a contractual arrangement between the government and a party or parties outside the reporting entity. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, government’s interest in partnerships is accounted for using proportionate consolidation.

A Government Business Partnership is a government partnership that sells goods and services to individuals and organizations outside the partnership as its principal activity, and has been delegated the financial and operational authority to carry on a business. Where significant, government’s interest in a business partnership is accounted for on the proportionate modified equity basis.

A complete listing of the organizations within the Government Reporting Entity is provided in Schedule 8.

Financial results from fiscal year end to March 31, 2002, for Government Business Enterprises whose fiscal year ends are not March 31, were not significant to these consolidated financial statements so they have not been adjusted. Other adjustments have been made as noted on Schedule 7 regarding Nova Scotia Resources Limited and Sydney Steel Corporation.

Province of Nova Scotia

Public Accounts

c)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are interest, various taxes and legislated levies. Revenues from Personal and Corporate Income Taxes, Harmonized Sales Taxes, Federal Equalization payments and the Canada Health and Social Transfers are accrued in the year earned based upon estimates using statistical models. These federal revenues are recorded at the net amount estimated, after considering adjustments for tax credits and administrative costs related to the collection and processing performed by the federal government.

Net Expenses

Net expenses are recorded on the accrual basis and include the cost of supply inventories purchased during the year. Net expenses include recoveries and fees which are directly related to the expenses and are not normally considered to be revenues. Recoveries and fees may include insignificant amounts from other Government Service Organizations, departments and public service units. Gross expenses, before the impact of recoveries, are reported in Note 9 — Net Expenses By Object. Grants are recognized in the period during which both payment is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-term Investments are recorded at cost which approximates market value. Investments normally include R-1 (mid to high) rated Bankers’ Acceptance, term deposits and commercial paper with fixed interest rates averaging 2.1% and are for terms of 1 to 70 days.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories consist of items held for resale. All other items are expensed in the period.

Loans and Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by a department of government. Any loan write-offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Liabilities

Bank Advances and Short-term Borrowings are generally for less than 180 days and are recorded at cost which approximates market value. Short-term Borrowings had a weighted average interest rate of 2.04% on CDN dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds.

Sinking Fund and Public Debt Retirement Fund objectives are to manage short-term liquidity, to manage interest rate and currency exposure and to assist in the orderly refunding of maturing debt while maximizing the long-term investment return to the Province. Sinking fund payments usually commence on the first anniversary date of the issue and are generally designed to retire the debt over a 20 year period or the term of the issue. Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments and the Government of Canada. Sinking funds for US currency debentures are invested in US dollars denominated investments. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and instalments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, accrued interest thereon, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary issue.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related investment. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances and serial retirements are charged to debt servicing costs. Amortization and realized foreign exchange gains and losses relating to sinking fund balances and instalments are netted against sinking fund earnings.

Province of Nova Scotia	Public Accounts

Pension, Retirement and other Obligations include various employee benefits. For purposes of these consolidated financial statements, the Province’s pension liabilities are calculated using an accrued benefits actuarial method and using accounting assumptions which reflect the Province’s best estimates of performance over the long-term. The net pension liability represents accrued pension benefits less the market value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The Public Service Superannuation Plan, the Teacher’s Pension Plan, the Sydney Steel Corporation Pension Fund and the Long-term Disability Plan each have separate funds. The Province also maintains accounts within the Consolidated Fund for other pension and retirement obligations as described in Note 6. Pension expense includes the value of pension benefits earned in the period and the amortization of experience gains and losses. Related interest is charged or credited to debt servicing costs. Other obligations include self-insured workers’ compensation and long-term disability benefits. These amounts are assessed each year at March 31 and any adjustments are charged or credited to expenses.

Net Direct Debt

Net Direct Debt represents the direct liabilities of the Province less financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues.

Tangible Capital Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production or supply of goods and services and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at net historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development and installation of the tangible capital asset, except interest. Tangible Capital Assets include land, buildings, major equipment, computer equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right such as forests, water and mineral resources or works of art and historical treasures.

Accumulated Deficits

Accumulated deficits represents the direct liabilities of the Province less financial assets, tangible capital assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues. It is the accumulated balance of net deficits arising from the operations of the Province.

d)	Measurement Uncertainty

Measurement uncertainty exists in financial statements when recorded amounts are based on assumptions or estimates. Accuracy of these numbers depends on the completeness and quality of information available when the recorded amount is derived. There could be significant variances among the estimates recorded, the actual results achieved and another reasonable estimate. For example, revenues from Personal and Corporate Income Taxes, Federal Equalization payments and Canada Health and Social Transfers are accrued in the year earned based on estimates using statistical models. Also, pension obligations are recorded based on various assumptions about plan members and economic conditions in the marketplace.

2.     PRIOR PERIOD ADJUSTMENT

Certain accounting policy changes were made during the year and have been reflected retroactively in these consolidated financial statements. The accounting policy with respect to Industrial Parks and Malls was changed to become more compliant with generally accepted accounting principles. In the past, they were accounted for as Investments. The Industrial Parks and Malls are now accounted for as Tangible Capital Assets to be amortized over their useful life. The impact of this change is a $0.8 million decrease in the surplus for March 31, 2001 and a $23.6 million increase in Net Direct Debt as at March 31, 2000. Also, there has been a $21.8 million decrease in Loans and Investments and a $5.7 million increase in Tangible Capital Assets as at March 31, 2001 due to this change.

Province of Nova Scotia	Public Accounts

3.	UNUSUAL ITEMS

The Unusual Items disclosed on the Statement of Operations represent accounting provisions established or adjusted for the sale of certain assets from discontinued operations.

The provisions are comprised of the following :

	2002	2001

	($ millions)
Nova Scotia Resources Limited
Proceeds on sale of assets	$22.5	$355.0
Net book value of assets	7.1	(187.0)
Interest and revenue adjustments	0.2	17.9
Costs related to sale	1.0	(6.1)

	30.8	179.8

Nova Scotia Innovation Corporation
Gain on sale of assets	0.2	—

Total Unusual Items — Net Gain	$31.0	$179.8

Nova Scotia Resources Limited (NSRL)

Most of the Company’s assets were sold during 2000-01. Negotiations proceeded for the sale of some additional assets in December 2001 for $22.5 million. Further adjustments to previous sales provisions have been quantified during the year and are reflected in the amounts as reported above. The gain from the sale of assets of NSRL, net of related costs, is included as an Unusual Item on the Statement of Operations for purposes of the 2000-01 and 2001-02 financial statements.

During the year, the Province continued its search for potential buyers of the shares of NSRL. The sale of NSRL shares has not been finalized and no amounts have been recorded in these financial statements.

Nova Scotia Innovation Corporation

During the year, the Company disposed of its Environmental Simulation Lab division and the assets of its wholly owned subsidiary, Nova Magnetics Limited. The total net gain on these discontinued operations is included as an Unusual Item on the Statements of Operations for purposes of the 2001-02 financial statements.

4.	RESTRICTED CASH AND SHORT-TERM INVESTMENTS

As at March 31, 2002, restricted cash and short-term investments of $46.5 million ($37.9 million as at March 31, 2001) have been designated for restricted purposes by parties external to the Province.

5.	DERIVATIVE FINANCIAL INSTRUMENTS

The Province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Foreign currency contracts are used to convert the liability for foreign currency borrowing and associated costs into Canadian or US dollars. Interest rate contracts are used to vary the amounts and periods for which interest rates on borrowing are fixed or floating. Foreign exchange contracts include forward and future contracts, swap agreements and options. Interest rate contracts include forward rate agreements, future contracts, swap agreements and options on swaps, and deferred rate setting agreements.

The Province’s credit policy is that it only executes derivative transactions with well rated counter parties. All counter parties are rated equal to or better than the Province.

Province of Nova Scotia	Public Accounts

The Province has executed the following swap contracts to convert certain interest payments from a fixed to floating, from floating to fixed, floating to floating or fixed to fixed basis for the fiscal year ended March 31, 2002:

# of		Notional	Term			Mark to
Swaps	Currency	Principal	Remaining	Reset Index	Spread	Market *

		($ thousands)	(years)			($ millions)
104	CDN$	1,591,870	1 to 21	3 mth CAD-BA-CDOR	-0.1630 to +0.364	(16.3)
				1 mth CAD-BA-CDOR	-0.06 to +0.891
12	US$	1,332,597	2 to 20	3 mth USD-LIBOR	no spread
				3 mth CAD-BA-CDOR	+0.3555	151.9
3	UK£	143,215	2	6 mth GBP-LIBOR-BBA	-0.055 to +2.96
				6 mth USD-LIBOR-BBA	+2.59	(16.7)
2	Euro	90,000	6 to 8	3 mth CAD-BA-CDOR	+0.385	(7.3)
				3 mth EUR-EURIBOR	+0.1875
121

*	Mark to Market is an indication of the swap’s market value as at March 31, 2002. This represents the estimated realizable gain (loss) and is equivalent to the present value of future interest savings based on market conditions as at March 31, 2002. The mark to market values of the currency swaps are reflected in the amounts shown under interest rate swaps.

The Province has also executed several currency swap contracts to convert foreign denominated debt into Canadian or United States denominated debt as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal

		($ thousands)		($ thousands)
April 19, 2004	UK£	60,000	US$	98,736
April 30, 2004	UK£	23,215	US$	38,204
February 27, 2012	US$	500,000	CDN$	795,000
March 15, 2016	US$	150,000	CDN$	205,725
March 1, 2020	US$	300,000	CDN$	409,200
April 1, 2022	US$	182,597	CDN$	247,967
December 28, 2007	Euro	40,000	CDN$	56,120
February 24, 2010	Euro	50,000	CDN$	72,235

6.	PENSION, RETIREMENT AND OTHER OBLIGATIONS

a)	Description of Obligations

Employees of the Province and certain other entities are entitled to receive pension benefits from the Province’s Consolidated Fund and several separate pension funds administered by the Province of Nova Scotia. These pensions are defined benefit plans and the pension liabilities are adjusted each year on an accrued benefit basis to reflect the net actuarial position of the plan to date. The Province records the full amount of any unfunded pension or retirement liability. For the Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP), the Province records the full unfunded liability, but records only its 50% share of any surplus in the PSSP and the TPP as it shares any surplus equally with the members.

Province of Nova Scotia	Public Accounts

i)	Pension and Retirement Obligations

The following is a general description of the various plans, including benefit formulae:

Public Service Superannuation Plan (PSSP)

The plan invests in Canadian and foreign equities, bonds, debentures, mortgages and money market securities. Investments held in the Fund include debentures of the Province of Nova Scotia and the Nova Scotia Municipal Finance Corporation with a total market value of $44.2 million as at March 31, 2002.

Employees are required to contribute 5.4% of earnings up to the Year’s Maximum Pensionable Earnings (YMPE) under the Canada Pension Plan (CPP) and 7% of any earnings over the YMPE. Contributions are matched by the Province and participating agencies.

Pension benefits are based on average salary during the five highest earning years at the rate of 2% per year of contributions. Normal retirement age is considered to be age 65. If early eligibility criteria are not met, employees may elect early retirement as early as age 55 on an actuarially reduced pension basis. Pensions are inflation protected to the lesser of 6% or the increase in the Consumer Price Index (CPI).

In the event there are insufficient funds within the PSSP to make all payments required by the Act, the Province guarantees cash flow assistance.

Nova Scotia Teachers’ Pension Plan (TPP)

The plan invests in Canadian and foreign equities, bonds, debentures, mortgages and money market securities. Investments held in the Fund include debentures of the Province of Nova Scotia and the Nova Scotia Municipal Finance Corporation with a total market value of $63.5 million as at March 31, 2002.

Pursuant to an agreement with the Nova Scotia Teachers’ Union in 1993, amendments were made to the Teachers’ Pension Act (Schedules A and B) regarding amounts which the Province would pay to the Pension Fund. Schedule A was paid out in 1997. Under Schedule B, the Province is committed to making a series of payments which began at $10.0 million per annum in 1993, increased by 7.5% each year thereafter until 2003. The present value of these future payments as at March 31, 2002, is approximately $22.5 million and has been recognized in these financial statements.

Members are required to contribute 8.3% of earnings up to the YMPE under the CPP and 9.9% of any earnings over the YMPE. Contributions are matched by the Province.

Pension benefits are based on average salary during the five highest earning years at the rate of 2% per year of contributions. Normal retirement age is considered to be age 65. Eligible employees taking early retirement can receive reduced benefits beginning at age 55; integration with CPP reduces benefits after age 65. If early eligibility criteria are not met, employees may still elect early retirement as early as age 55 on an actuarially reduced pension basis. Pensions are inflation protected to the lesser of 6% or the increase in the CPI less 1% (never less than zero).

In the event there are insufficient funds within the TPP to make all payments required by the Act, the Province guarantees cash flow assistance.

Members’ Retiring Allowance Act (MRA)

There is no separate fund for the Members’ Retiring Allowances. Contributions are paid to the Consolidated Fund of the Province and allowances are paid from the Consolidated Fund.

Members are required to contribute 10% of their Annual Indemnity Payment, their annual allowance for expenses and Executive Council salary or other salaried office. The Province contributes 3.96 times the contributions by members.

Pension benefits are based on average salary during the last three years of the rate of 5% per year of contribution to a maximum of 15 years of service. A member qualifies for benefits on ceasing to be a member after having served five years during two or more General Assemblies and having attained age 55. Members may make application for an actuarially reduced allowance at age 45. Pensions are inflation protected to the lesser of 6% or the increase in the CPI.

Province of Nova Scotia	Public Accounts

Early Retirement Incentive Program (ERIP)

The Province has offered early retirement incentive programs to members of the Public Service Superannuation Plan at various times commencing in 1986. Qualified members were offered additional years of pensionable service if they elected to retire. These are obligations of the Province and are not payable from the Public Service Superannuation Plan. The last ERIP offering expired on April 1, 1998.

Teachers’ Early Retirement Program (ERP)

This program, which commenced in 1994, entitled teachers who met the eligibility criteria to retire early. For each program participant, the ERP liability was increased by an amount equal to the present value of the remaining payments for the prescribed obligation. This ERP offering expired on April 1, 1998.

Judges’ Pension Supplement (JPS)

Provincial and Family Court judges are members of the Public Service Superannuation Plan with all the benefits it entails. However, judges are also eligible to retire under the terms of the Provincial Court Act. A judge who retires at age 65 with at least five years of service is entitled to pension benefits based on the average salary during the three highest earning years at the rate of 7% per year of contributions to a maximum of 70%. The base benefit is paid by the Public Service Superannuation Plan and the supplement necessary to bring the judge’s total pension up to the amount payable under the terms of the Provincial Court Act is paid from the Consolidated Fund of the Province. In March 2002, the program was amended and an additional obligation based on past service, has been accounted for in these consolidated financial statements.

Deputy Ministers’ Supplement (DMS)

Deputy Ministers are members of the Public Service Superannuation Plan. Benefits paid to retiring Deputy Ministers are based on the average salary for the three highest earning years instead of the five highest earning years which is the entitlement under the Public Service Superannuation Plan. The amount of pension benefit which is attributable to this difference in entitlement is paid from the Consolidated Fund of the Province. A member qualifies for benefits as early as age 50, if they have 20 years of service, five of which were served as a Deputy Minister.

Sydney Steel Corporation Pension Fund (SSPF)

The fund invests in Canadian and foreign equities, bonds, debentures and short-term notes.

The fund is comprised of three plans covering steelworkers, CUPE workers and salaried members. Defined pension benefits are based on $30 and $35 per month per year of credited service, respectively, to a maximum of 35 years. The salaried plan has some additional benefits based on required contributions. Senior management benefits are based on 2% of the best five years’ average earnings per year in the last ten years. Steelworkers and CUPE plans are noncontributory. The salaried plan contributions are 3% of salary up to YMPE and 5% of salary above YMPE.

Other Service (Other)

The Province’s Consolidated Fund is also responsible for funding the cost of certain types of pensionable service which do not fall into the categories described above.

Public Service Awards (PSA)

Upon retirement, employees of the Province are eligible for a Public Service Award equal to one week’s salary per year of service to a maximum of six months salary. The liability consists of obligations recorded as 1% of total payroll plus interest allocated annually.

Retiring Allowances

District Health Authorities, School Boards and certain other government service organizations also offer a retiring allowance for benefits accruing to employees under various contractual arrangements. The amount of these allowances has been estimated for these financial statements using standard actuarial methods.

Province of Nova Scotia	Public Accounts

Retirement Benefits

Retirement benefits other than pensions are often offered as a form of compensation to employees. Under the various retirement arrangements sponsored by the Province as described above, retirees receive subsidized health plan benefits during retirement. For example, members of the Public Service Superannuation Plan pay 65% and the Province pays 35% of the cost of their health plan coverage during retirement. Members of the Teachers’ Pension Plan receive fully subsidized health plan coverage during retirement. The coverages, plans and subsidies vary depending on the collective agreements negotiated with each group. The Province currently expenses premiums as paid. No other amounts for these obligations have been recorded in these financial statements.

ii)	Other Obligations

Self-Insured Workers’ Compensation (WCB)

The Province is self-insured for Workers’ Compensation purposes. Any approval claims from injured workers are paid directly by the Province. The amount recorded in these financial statements represents the actuarial estimate of future payments based on claims ongoing as at March 31, 2002.

Long-term Disability (LTD)

The Province participates with the Nova Scotia Government Employees Union in the administration of the Nova Scotia Public Service Long-Term Disability Plan Trust Fund. The Fund provides benefits to those workers approved for long-term disability leave. Other LTD plans are accounted for on the cash basis and are not yet actuarially valued.

b)	Member Data

The following table provides member data for certain plans:

			Estimated Average
Pension	Active	Average Age of	Remaining	Average Salary of	Average	Number of
Plan	Members	Active Members	Service Life	Active Members	Pension	Pensioners

PSSF	14,355	45.2	14.0	$40,970	$12,542	9,730
TPP	13,179	43.7	14.3	46,968	29,048	8,081
MRA	52	50.7	7.0	60,556	28,484	102
JPS	31	54.9	11.0	144,806	32,757	27
DMS	19	51.7	7.8	n/a	5,753	36
SSPF	0	n/a	0	n/a	8,852	1,975
Other	n/a	n/a	n/a	n/a	3,040	762

Those pensioners who retired under the PSSP’s ERIP or the TPP’s ERP programs are included in the number of pensioners for those respective plans.

c)	Actuarial Assumptions

The table below summarizes some of the key accounting assumption used by actuaries to estimate the Province’s pension obligations:

	Real Rate	Annual		Average
Pension	of Return	Salary		Retirement
Plan	on Assets	Increase	Inflation	Age

PSSF	5.00%	3.5% + merit	3.0%	60
TPP	5.00%	3.5% + merit	3.0%	56
MRA	3.93%	3.0%	3.0%	58
JPS	3.93%	3.5%	3.0%	65
DMS	3.93%	3.5%	3.0%	60
SSPF	3.93%	N/A	3.0%	57
Other	3.93%	N/A	3.0%	N/A

Province of Nova Scotia

Public Accounts

d)	Obligation Totals

Details of the pension, retirement and other obligations are outlined in the table below. Pension obligations are calculated on an actuarial basis. Actuarial assumptions used include factors such as retirement age, mortality rates, rates of return on investments, management’s best estimates of short and long-term interest and inflation rates, marital status and future salary levels, among others. In most cases, the estimated plan assets (if applicable) and plan liabilities reported have been updated to the year end date by extrapolating the data from the last valuation.

The actuarial process uses assumptions to calculate the present value of accrued pension benefits. Pension plan assets are stated at either cost or market value at the year end date. Actual experience may vary from the predicted performance of the plans due to such factors as inflation or market performance of fund assets. The resulting gains or losses are amortized over the estimated average remaining service life of the plan members. The net pension obligation represents the accrued pension benefits net of pension assets and the unamortized experience gains or losses. By following PSAB recommendations for pension accounting, the decision on how plans are funded should not affect the expense recognized in the financial statements.

The following table details the net obligations for the plans noted:

Last						2001
Actuarial	Pension Plan	Estimated	Market	Unamortized	2002	Net
Valuation	and Other	Accrued	Value of	Experience	Net (Surplus)	(Surplus)
Date	Obligations	Benefits	Assets	Gains (Losses)	Obligation	Obligation

March 2000	PSSP (at 50%)**	$1,407,436	$1,473,521	$(136,373)	$(202,458)	$(186,602)
March 2000	TPP	3,888,450	3,650,984	(19,795)	217,671	298,091
March 2000	ERP	101,772	n/a	n/a	101,772	161,680
March 2000	MRA	51,877	n/a	3,601	55,478	53,769
March 2000	ERIP	162,821	n/a	n/a	162,821	171,263
March 2000	JPS	18,705	n/a	524	19,229	16,843
March 2000	DMS	3,180	n/a	(481)	2,699	2,787
March 2001	SSPF	243,789	39,323	n/a	204,466	178,866
March 2000	Other	21,096	n/a	(684)	20,412	20,373
March 2000	PSA	100,222	n/a	12,558	112,780	102,387
Various	Retiring Allowance	144,117	n/a	7,590	151,707	141,931
March 2001	WCB	36,498	n/a	n/a	36,498	34,381
March 2001	LTD	69,282	23,992	n/a	45,290	46,302

		$6,249,245	$5,187,820	$(133,060)	$928,365	$1,042,071

** The gross (100%) values of the PSSP are as follows:

Estimated Accrued Benefits	$2,814,872
Estimated Value of Assets	2,947,041
Unamortized Experience Gains	(272,747)
Net Plan (Surplus) Obligations as at March 31, 2002	(404,916)
Net Plan (Surplus) Obligations as at March 31, 2001	(373,204)

Included in estimated accrued benefits is accrued interest on the net over/under-funded pension obligations.

Province of Nova Scotia

Public Accounts

7.	TRUST FUNDS UNDER ADMINISTRATION

Trust funds assets administered by the Province (before giving consideration to actuarial adjustments) are:

	2002	2001

	($ thousands)
Public Service Superannuation Fund (1)	$2,947,041	$2,913,751
Nova Scotia Teachers’ Pension Fund (1), (4)	3,598,718	3,741,847
Workers’ Compensation Board (1), (4)	730,898	663,999
Sydney Steel Corporation Superannuation Plan (1), (2)	39,323	67,042
Nova Scotia Public Service Long Term Disability Plan (1), (4)	28,271	31,545
Public Trustee (1)	23,302	20,910
Miscellaneous Trusts (3)	38,916	35,831

	$7,406,469	$7,474,925

(1)	See Public Accounts Volume II for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2000-2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends. Trust assets balances at March 31 did not differ significantly.

8.	FEDERAL TAX COLLECTION AGREEMENT ERROR

In early 2002, the Canada Customs and Revenue Agency (CCRA) disclosed that it had recently discovered that provincial Personal Income Tax (PIT) payments to provinces that are members of the Tax Collection Agreements had been overpaid for several years. The overpayments were a result of an error in the payments recording processes at CCRA in which the capital gains refunds to mutual fund trusts were not deducted from provincial payments. This overstated the payments to provinces that had mutual fund trust amounts allocated to them. For Nova Scotia, the overpaid amounts were relatively minor. However, for some provinces with large mutual fund trust bases, the overpayments could be substantial.

Provincial PIT overpayments could have potentially impacted the provinces’ results in prior years through federal transfer payments because PIT is one of 33 tax bases used to determine Equalization payments. However, the federal government has opted to protect equalization receiving provinces from any negative impacts resulting from the recovery of overpayments in an effort to provide comparable benefits to the provinces that received the overpayments. The federal government will change the measurement of fiscal capacity in the Equalization Program to accurately reflect the correction of the error. This change will be in place beginning in 2001-02 and the Province has recognized the potential liability through a negative $35 million adjustment for the impact on Equalization.

Province of Nova Scotia

Public Accounts

9.	NET EXPENSES BY OBJECT

	2002	2001
		(as restated)
	($ thousands)
Grant and Subsidies	$1,874,096	$1,754,846
Salaries and Employee Benefits	2,080,599	1,980,351
Operating Goods and Services	1,167,137	1,093,533
Professional Services	173,709	150,558
Amortization and Social Housing Adjustment	177,390	157,980
Debt Servicing Costs	1,179,076	1,172,250
Other	4,832	2,142
Less: Chargeables	(312,656)	(258,492)
Less: Recoveries	(311,320)	(258,753)

Total Net Expenses	$6,032,863	$5,794,415

10.	DEBT SERVICING COSTS

	2002	2001
		(as restated)
	($ thousands)
CDN$ Denominated Debt	$685,692	$659,731
US$ Denominated Debt	271,914	278,964
Other Foreign Currency Denominated Debt	31,411	60,331
Pension Liabilities	58,548	(3,495)
Capital Leases	28,452	21,212
Other Debt	52,942	77,131
Premium / Discount Amortization	(6,237)	(9,416)
Foreign Exchange	55,355	85,386
Miscellaneous	999	2,406

Total Debt Servicing Costs	$1,179,076	$1,172,250

Debt servicing costs for Government Business Enterprises was $29.0 million for the year ended March 31, 2002 ($105.8 million for the year ended March 31, 2001).

Province of Nova Scotia

Public Accounts

11. CASH FLOW — NET CHANGE IN OTHER ITEMS

	2002	2001
		(as restated)
	($ thousands)
Change in Receivables from Government Business Enterprises	(2,834)	(4,134)
Change in Receivables and Advances	567,004	(29,290)
Change in Accounts Payable and Other Short-term Borrowings	(1,001,238)	485,093
Change in Inventory	(200)	126
Change in Deferred Revenue	13,761	16,151
Change in Accrued Interest	4,433	(27,577)
Change in Pension, Retirement and Other Obligations	(113,706)	(70,427)

Total Net Change in Other Items	$(532,780)	$369,942

12.	CONTINGENCIES AND COMMITMENTS

a)	Contingent Liabilities

i)	Environmental Sites

Various provincially owned sites throughout the Province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of the damage and to develop a remediation plan. Remediation costs for these sites are not determinable as at March 31, 2002 and no further provisions for these costs have been recorded in these financial statements.

ii)	Lawsuits

The Province’s losses for any lawsuits pending cannot be determined due to uncertainty of the trial outcomes.

b)	Contingent Gains

The Province of Nova Scotia is seeking reimbursement for various types of claims paid out. The recoveries are not yet assured so no amounts have been recorded.

c)	Commitments

i)	Commitments

Commitments total $918.7 million, comprised of $725.6 million for Consolidated Fund, $185.9 million for other Government Service Organizations and $7.2 million for Government Business Enterprises. Included are commitments of $484.5 million representing health benefits of retirees under various Provincial pension plans, $118.3 million by Nova Scotia Business Incorporated for projects approved under its various programs and $104.7 million by the Department of Health for information technology and new facilities. Also included is $51 million by the Department of Service Nova Scotia and Municipal Relations for infrastructure.

In addition to the commitments noted above are estimated construction contract costs and related change orders by the Department of Transportation and Public Works for school contstruction in the amount of $42.9 million.

Province of Nova Scotia	Public Accounts

ii)	Environmental Sites

Engineering and environmental studies have generated initial estimates for the cost of remediation of the Sydney Steel Corporation and adjacent sites as well as the Sydney Tar Ponds site. As a result, the Province recorded liabilities of $250.0 million and $68.5 million respectively, in 1999-2000 for environmental site clean up. Of these provisions, $245.5 million and $53.5 million, respectively, remain unspent.

iii)	Leases

As at March 31, 2002, the Province was committed under various operating leases. Future minimum annual lease payments are as follows:

Fiscal Year	Lease
Payments
($ thousands)
2002 - 2003	$37,843
2003 - 2004	31,257
2004 - 2005	24,826
2005 - 2006	20,282
2006 - 2007	16,587
2008 - 2012	28,271
2013 - 2017	15,945
2018 - 2022	7,524

$182,535

13.	SUBSEQUENT EVENTS

On September 8, 2002, the Province announced that it was selling its shares of Nova Scotia Resources Limited to Endless Energy Corp. of Alberta for cash proceeds of $4 million plus any cash on hand in the Company at the sale date. Also, the agreement requires the purchaser to assume responsibility for a $17.5 million guarantee to the Canada-Nova Scotia Offshore Petroleum Board for abandonment costs related to the Cohasset/Panuke oil project.

The Province and the purchaser agreed to extend the closing to the earlier of December 31, 2002 or the date when all sale conditions have been met. On November 7, 2002, the $0.4 million deposit was released to the Province. The $3.6 million balance of the sale proceeds is being held in trust pending finalization of the guarantee. As at the date of these financial statements, all conditions of sale have not been met. Therefore, no amounts for this sale have been recorded in these financial statements.

14.	COMPARATIVE FIGURES

To conform with the current year’s presentation, certain comparative figures for the prior year have been restated as follows:

a)	New Department

The previous Department of Housing and Municipal Relations was merged with two other departments. The housing components were added to the Department of Community Services. The municipal relations components were added to the Department of Service Nova Scotia and Municipal Relations. The prior year’s operational results have been realigned with the new departments accordingly.
Province of Nova Scotia	Public Accounts

b)	Change in Business Processes

During the fiscal year, each department budgeted for and recorded its own lease costs. Previously all these costs had been centralized in the Department of Transportation and Public Works. This new method of reporting provides better information on each department’s costs of operations.

c)	Prior Period Adjustments

As described in Note 2, there have been some retroactive restatements of figures in accordance with the newly adopted accounting policies.

d)	Presentation

Prior year’s numbers have been restated to conform to the presentation format adopted in the current year.

15.	RELATED PARTY TRANSACTIONS

Included in these consolidated financial statements are immaterial transactions with various provincial crown corporations, agencies, boards and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the Consolidated Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in Schedule 7 — Government Business Enterprises.
Province of Nova Scotia	Public Accounts